Exhibit 15.2

July 31, 2024

Unix Limited,

21/F, Donghuang Building,

No. 16 Guangshun South Avenue,

Chaoyang District,

Beijing 100102,

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings on “Item 3 Key Information—Permissions Required from the PRC Authorities”, “Item 3 Key Information—D. RISK FACTORS—Risks Related to Doing Business in China” and “Item 4. Information on the Company—C. Organizational Structure” in Uxin Limited’s Annual Report on Form 20-F for the year ended March 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-227576 and No. 333-232204) and Form F-3 (No. 333-268111) of the summary of our opinion under the headings “Item 3 Key Information—Permissions Required from the PRC Authorities”, “Item 3 Key Information—D. RISK FACTORS—Risks Related to Doing Business in China” and “Item 4. Information on the Company—C. Organizational Structure” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Beijing DOCVIT Law Firm

Beijing DOCVIT Law Firm